Exhibit 99
PRESS RELEASE

Contacts:

Martin O'Grady	Amy Brandt
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
Tel: +44 20 3117 1333	Tel: +1 212 764 8210
E: martin.ogrady@belmond.com	E: amy.brandt@belmond.com

FOR IMMEDIATE RELEASE
May 4, 2016

BELMOND LTD. REPORTS FIRST QUARTER 2016 RESULTS

▪	On a constant currency basis:

▪	Same store revenue per available room (“RevPAR”) up 9% over the prior-year quarter

▪	Total revenue up $8.1 million or 9% over the prior-year quarter

▪	Total adjusted EBITDA up $5.2 million over the prior-year quarter

▪	Using actual dollars:

▪	Same store RevPAR down 1% from the prior-year quarter

▪	Total revenue of $99.1 million, consistent with the prior-year quarter

▪	Total adjusted EBITDA of $7.9 million, up $3.6 million or 84% over the prior-year quarter

▪	Reported net losses attributable to Belmond Ltd. of $1.6 million, a $7.9 million improvement over the prior-year quarter

HAMILTON, BERMUDA - May 4, 2016. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 46 luxury hotel, restaurant, tourist train and river cruise properties operating in 23 countries, today announced its results for the first quarter ended March 31, 2016.

Roeland Vos, president and chief executive officer, remarked: “We started 2016 with solid year-over-year growth. Our first quarter constant currency RevPAR growth exceeded our guidance, and our total adjusted EBITDA was more than double our result for the prior-year quarter on a constant currency basis. While the first quarter is seasonally our lowest revenue quarter, we are encouraged by the strong start, which I believe sets the tone for our full year performance.

"In addition to driving strong near-term results, we have remained focused on executing against our long-term strategic plan. We continued to re-invest in our portfolio during the quarter, focusing on projects with attractive forecasted returns that we expect will improve performance and drive greater value from our existing assets. We also maintained our focus on expanding our global footprint through our investment in Belmond Grand Hibernian, which will allow us to bring our luxury train operating expertise to Ireland starting with the train's scheduled inaugural journey in August. I am pleased with the progress we have made at this early juncture in 2016 and expect to gain more traction as we continue to execute on our strategic plan.

"Looking forward, we continue to forecast healthy year-over-year growth for the full year 2016. Although we currently see potential challenges for select parts of our portfolio in the second quarter, we expect that this temporary softness will be more than offset by a strong third quarter. We anticipate that our third quarter growth will come largely from increased demand for our European hotels during their peak summer months as well as the benefit of the Summer

Olympic Games on Belmond Copacabana Palace in Rio de Janeiro, Brazil. For the full year 2016, we are maintaining our guidance for same store, constant currency RevPAR growth of between 3% and 7%."

First Quarter 2016 Operating Results

Total revenue for the first quarter of 2016 of $99.1 million tracked at the same level as total revenue for the first quarter of 2015. In constant currency, total revenue for the first quarter of 2016 increased $8.1 million or 9% over the first quarter of 2015.

Same store RevPAR for owned hotels for the first quarter of 2016 increased 9% over the prior-year quarter on a constant currency basis as a result of a 5% increase in average daily rate ("ADR") and a 3 percentage point increase in occupancy.

Total adjusted EBITDA for the first quarter of 2016 was $7.9 million, a $3.6 million or 84% increase over total adjusted EBITDA of $4.3 million for the first quarter of 2015. In constant currency, total adjusted EBITDA for the first quarter of 2016 increased $5.2 million.

Adjusted net losses from continuing operations for the first quarter of 2016 were $3.2 million ($0.03 loss per common share), a $2.9 million or 48% improvement over adjusted net losses from continuing operations of $6.1 million ($0.06 loss per common share) for the first quarter of 2015.

Reported net losses attributable to Belmond Ltd. for the first quarter of 2016 were $1.6 million ($0.02 loss per common share), a $7.9 million improvement over reported net losses attributable to Belmond Ltd. of $9.5 million ($0.09 loss per common share) for the first quarter of 2015.

Recent Company Highlights

•
Further expands Italian room product offering with addition of four new junior suites in Sicily — On May 1, 2016, Belmond Villa Sant'Andrea, Taormina launched four new junior suites. Constructed from relocated back-of-house space, these new luxury junior suites provide the ultimate sea views and increase the resort's key count by 6% — from 65 to 69.

•
Receives prestigious award for two North American properties — In February 2016, Belmond Maroma Resort & Spa, Riviera Maya, Mexico received the Forbes Travel Guide five-star rating for the first time. At the same time, Belmond El Encanto, Santa Barbara, California retained five stars for the third year running. The annual list by Forbes is considered one the most highly regarded ratings lists in the world, recognizing the best in hotels, restaurants and spas.

First Quarter 2016 Business Unit Results

Owned hotels:

Europe:
For the first quarter of 2016, revenue from owned hotels was $13.4 million, an increase of $1.5 million or 13% from $11.9 million for the first quarter of 2015. In constant currency, revenue for the region for the first quarter of 2016 increased $2.3 million or 21% over the prior-year quarter primarily due to revenue growth of $1.0 million or 31% at Belmond Reid's Palace, Madeira, Portugal largely due to increased demand for the destination, which translated into a 13 percentage point occupancy increase. Additionally, revenue at Belmond Hotel Cipriani, Venice, Italy was up $0.5 million or 72% primarily due to Easter occurring in the first quarter of 2016 versus the second quarter of 2015, which contributed to a 58% year-over-year RevPAR increase driven nearly equally by occupancy and ADR.

In constant currency, same store RevPAR for owned hotels in the region increased 30% over the prior-year quarter due to a 13% increase in ADR and a 6 percentage point increase in occupancy.

Adjusted EBITDA for the region for the quarter was a loss of $5.6 million, an improvement of $1.2 million or 18% over an adjusted EBITDA loss of $6.8 million for the first quarter of 2015. In constant currency, adjusted EBITDA for the region for the first quarter of 2016 improved $1.1 million or 17% over the prior-year quarter mainly due to adjusted EBITDA growth of $0.7 million at Belmond Reid's Palace and $0.6 million or 29% at Belmond Hotel Cipriani.

North America:
Revenue from owned hotels for the first quarter of 2016 was $39.6 million, down $1.4 million or 3% from $41.0 million for the first quarter of 2015. This decrease was largely the result of a $0.7 million or 16% year-over-year revenue decline at Belmond El Encanto primarily due to a large hotel buyout in the prior-year quarter that did not reoccur in the first quarter of 2016, and a $0.7 million or 12% revenue decrease at Belmond Maroma Resort & Spa largely due to increased local competition and the re-opening of renovated hotels in the Los Cabos resort area on Mexico's Baja Peninsula in the second half of 2015.

In constant currency, same store RevPAR for owned hotels in the region was down 3% from the prior-year quarter due to a 2% decrease in ADR and occupancy that was consistent with the prior-year quarter.

Adjusted EBITDA for the region for the quarter was $10.1 million, a decrease of $0.7 million or 6% from $10.8 million for the first quarter of 2015. The year-over-year decline for the quarter was primarily the result of a $0.5 million adjusted EBITDA decrease at Belmond El Encanto.

Rest of world:
Revenue from owned hotels for the first quarter of 2016 was $35.3 million, a decrease of $1.5 million or 4% from $36.8 million for the first quarter of 2015 primarily due to year-over-year currency depreciation. In constant currency, revenue for the first quarter of 2016 increased $5.4 million or 18% over the prior-year quarter principally as a result of revenue growth of $2.0 million or 20% at Belmond Copacabana Palace; $1.6 million or 36% at Belmond Hotel das Cataratas, Iguassu Falls, Brazil; $0.8 million or 16% at Belmond Mount Nelson Hotel, Cape Town, South Africa; and $0.4 million at Belmond Safaris, Botswana. Year-over-year revenue growth was mainly driven by 21% RevPAR growth at Belmond Copacabana Palace due to increases in both occupancy and ADR; 35% RevPAR growth at Belmond Hotel das Cataratas largely due to an uplift in ADR as a result of certain business contracted in U.S. dollars; and 14% RevPAR growth at Belmond Mount Nelson Hotel partially due to ADR growth that the hotel was able to achieve as a result of investments the Company made over the past several years in the renovation of the hotel's room product. Belmond Eagle Island Lodge, one of the Company's three safari lodges in Botswana, was operational in the first quarter of 2016 following a complete renovation that required a planned closure from January to November 2015.

In constant currency, same store RevPAR for owned hotels in the region was up 16% over the prior-year quarter due to an 11% increase in ADR and a 3 percentage point increase in occupancy.

Adjusted EBITDA for the region for the quarter of $11.5 million increased $0.1 million or 1% over adjusted EBITDA of $11.4 million for the prior-year quarter. In constant currency, adjusted EBITDA for the region increased $2.2 million or 24% over the prior-year quarter largely due to adjusted EBITDA growth of $0.7 million or 89% at Belmond Hotel das Cataratas, $0.6 million or 18% at Belmond Copacabana Palace and $0.5 million or 23% at Belmond Mount Nelson Hotel.

Part-owned / managed hotels:
Adjusted EBITDA for the first quarter of 2016 of $0.4 million increased $0.7 million over an adjusted EBITDA loss of $0.3 million for the first quarter of 2015. Adjusted EBITDA for the prior-year quarter included a loss of $0.5 million for Hotel Ritz Madrid, which the Company and its joint venture partner sold in May 2015.

Owned trains & cruises:
Revenue for the first quarter of 2016 was $6.4 million, down $1.2 million or 16% from $7.6 million for the first quarter of 2015. In constant currency, revenue decreased $1.0 million or 13% primarily as a result of a $0.9 million or 32% revenue decline for Belmond Road to Mandalay, one of the Company's two river cruise ships in Myanmar, largely as a result of increased competition.

Adjusted EBITDA for the quarter was a loss of $2.8 million, a $0.5 million or 22% decline from an adjusted EBITDA loss of $2.3 million for the first quarter of 2015. In constant currency, adjusted EBITDA declined $0.7 million or 35% largely due to a $0.9 million or 70% decrease in adjusted EBITDA for Belmond Road to Mandalay.

Part-owned / managed trains:
Adjusted EBITDA for the first quarter of 2016 of $3.7 million increased $1.8 million or 95% over adjusted EBITDA of $1.9 million for the first quarter of 2015 as a result of a $1.9 million increase in EBITDA recognized for the Company’s PeruRail joint venture largely as a result of the joint venture commencing transport of copper concentrate from the Las Bambas mine, which began production at the end of 2015.

Central costs:
For the first quarter of 2016, adjusted central overheads of $6.6 million were $0.6 million or 8% lower than adjusted central overheads of $7.2 million for the prior-year quarter primarily due to payroll savings related to a weaker British pound than in the prior-year quarter and other cost savings.

The Company also incurred $1.7 million of adjusted non-cash share-based compensation expense for the current-year quarter, a $0.2 million or 11% reduction in expense from the $1.9 million adjusted non-cash share-based compensation expense incurred for the first quarter of 2015.

Investments

The Company continued its strategy of disciplined re-investment in core assets and projects with attractive forecasted returns. During the first quarter of 2016, the Company invested a total of $11.0 million in its portfolio, including $2.2 million for project and maintenance capital expenditures incurred at the Company's Italian hotels during their annual winter closure periods; $2.0 million at Belmond Charleston Place largely to add a new high-end sports pub, which is expected to open in the second quarter of 2016, as well as for payments related to the hotel’s rooms renovation project; $1.5 million on the Belmond Grand Hibernian luxury sleeper train, which is scheduled to commence operations in Ireland in August 2016; and $0.8 million on the Venice Simplon-Orient-Express largely for required maintenance works.

Share Repurchases

In the first quarter of 2016, the Company repurchased approximately 0.2 million of the Company's class A common shares at a total cost of approximately $2.0 million. Since the program's March 2015 inception and through March 31, 2016, the Company repurchased approximately 3.6 million shares at a total cost of approximately $40.0 million.

Balance Sheet

At March 31, 2016, the Company had total debt of $589.9 million and cash balances of $128.1 million, resulting in total net debt of $461.8 million and a ratio of net debt to trailing twelve-months total adjusted EBITDA of 3.8 times.

Outlook

The Company is providing the following RevPAR and other guidance for the second quarter and full year 2016:

	Second Quarter 2016	Full Year 2016

Same store worldwide owned hotel RevPAR growth guidance (1)

On a constant currency basis	(1)% - 3%	3% - 7%
In U.S. dollars	(4)% - 0%	0% - 4%

Statement of operations guidance ($ millions)

Central overheads	$6.5 - $7.5	$25.0 - $28.0
Share-based compensation	$1.8 - $2.8	$6.7 - $9.7
Central marketing costs	$0.6 - $1.6	$2.8 - $5.8
Depreciation & amortization	$12.9 - $13.9	$50.4 - $53.4
Interest	$6.8 - $7.8	$27.8 - $30.8
Tax (benefit) / expense	$11.1 - $12.1	$26.1 - $29.1

Cash flow guidance ($ millions)

Cash interest expense	$5.9 - $6.9	$26.5 - $29.5
Cash taxes	$3.3 - $4.3	$22.4 - $25.4
Scheduled loan repayments	$0.8 - $1.8	$3.9 - $6.9

(1) Projected same store RevPAR growth for the second quarter ending June 30, 2016 excludes the operations of Belmond Eagle Island Lodge. Projected same store RevPAR growth for the full year ending December 31, 2016 excludes the operations of Belmond Eagle Island Lodge and Belmond La Residence d'Angkor, Siem Reap, Cambodia.

* * * * * * * *

BELMOND LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended March 31,
	2016	2015

Revenue and earnings from unconsolidated companies

Owned hotels
- Europe	13.4	11.9
- North America	39.6	41.0
- Rest of world	35.3	36.8
Total owned hotels	88.3	89.7
Part-owned / managed hotels	0.7	(0.1)
Total hotels	89.0	89.6

Owned trains & cruises	6.4	7.6
Part-owned / managed trains	3.7	1.9
Total trains & cruises	10.1	9.5

Total (1)	99.1	99.1

Analysis of earnings

Owned hotels
- Europe	(5.6)	(7.4)
- North America	9.5	10.8
- Rest of world	11.5	11.4
Total owned hotels	15.4	14.8
Part-owned / managed hotels	0.4	(0.3)
Total hotels	15.8	14.5

Owned trains & cruises	(2.9)	(2.3)
Part-owned / managed trains	3.7	1.9
Total trains & cruises	0.8	(0.4)

Central overheads	(6.6)	(8.8)
Share-based compensation	(1.6)	(0.8)
Central marketing costs	(1.1)	(1.3)
EBITDA before gain on disposal	7.3	3.2
Gain on disposal of property, plant and equipment	0.2	0.2
EBITDA	7.5	3.4
Depreciation & amortization	(13.1)	(12.6)
Interest	(7.4)	(7.4)
Foreign currency, net	2.9	(2.7)
Losses before tax	(10.1)	(19.3)
Tax	8.7	10.1
Net losses from continuing operations	(1.4)	(9.2)
Discontinued operations	(0.1)	(0.2)
Net losses	(1.5)	(9.4)
Net earnings attributable to non-controlling interests	(0.1)	(0.1)
Net losses attributable to Belmond Ltd.	(1.6)	(9.5)

Net losses per common share attributable to Belmond Ltd.	(0.02)	(0.09)
Weighted average number of shares – millions	101.31	104.11

(1) Comprised of revenue of $97.4 million (2015 - $99.5 million) and earnings from unconsolidated companies of $1.7 million (2015 - losses of $0.4 million) for the three months ended March 31, 2016.

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31,
	2016	2015

Room Nights Available
Europe	43,785	43,391
North America	64,883	64,260
Rest of world	93,457	91,350
Worldwide	202,125	199,001

Rooms Nights Sold
Europe	19,072	16,504
North America	44,753	44,594
Rest of world	63,024	59,129
Worldwide	126,849	120,227

Occupancy
Europe	44%	38%
North America	69%	69%
Rest of world	67%	65%
Worldwide	63%	60%

ADR (in U.S. dollars)
Europe	355	333
North America	468	482
Rest of world	366	402
Worldwide	401	422

RevPAR (in U.S. dollars)
Europe	155	127
North America	323	335
Rest of world	247	260
Worldwide	251	255

Same Store RevPAR (in U.S. dollars) (1)
Europe	155	127
North America	323	335
Rest of world	248	260
Worldwide	252	255

Same Store RevPAR (% change)	U.S. dollar	Constant currency
Europe	22%	30%
North America	(4)%	(3)%
Rest of world	(5)%	16%
Worldwide	(1)%	9%

(1) Same store RevPAR for the three months ended March 31, 2016 excludes the operations of Belmond Eagle Island Lodge.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	March 31,	December 31,
	2016	2015

Assets
Cash	121.0	135.6
Restricted cash	6.4	2.6
Accounts receivable	28.6	27.1
Due from unconsolidated companies	15.7	12.1
Prepaid expenses and other	14.1	13.3
Inventories	27.4	25.6
Assets held for sale	2.4	—
Total current assets	215.6	216.3

Property, plant & equipment, net of accumulated depreciation	1,100.5	1,078.4
Investments in unconsolidated companies	69.0	71.7
Goodwill	116.1	114.0
Other intangible assets	13.8	13.9
Surplus for pension benefit	0.2	—
Other assets	15.5	15.2

Total assets (1)	1,530.7	1,509.5

Liabilities and Equity
Accounts payable	12.9	15.8
Accrued liabilities	74.2	71.7
Deferred revenue	46.3	32.3
Current portion of long-term debt and capital leases	5.4	5.3
Total current liabilities	138.8	125.1

Long-term debt and obligations under capital leases	584.5	577.5
Deferred income taxes	111.1	123.9
Other liabilities	26.0	24.5

Total liabilities (2)	860.4	851.0

Shareholders’ equity	669.9	658.1
Non-controlling interests	0.4	0.4
Total equity	670.3	658.5

Total liabilities and equity	1,530.7	1,509.5

(1) Balance at March 31, 2016 includes $210.5 million (December 31, 2015 - $210.7 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at March 31, 2016 includes $121.7 million (December 31, 2015 - $122.4 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended March 31,
	2016	2015

EBITDA	7.5	3.4

Adjusting items:
Restructuring and other special items (1)	0.6	1.1
Gain on disposal of property, plant and equipment (2)	(0.2)	(0.2)

Total adjusted EBITDA	7.9	4.3

Reported net losses attributable to Belmond Ltd.	(1.6)	(9.5)
Net earnings attributable to non-controlling interests	(0.1)	(0.1)
Reported net losses	(1.5)	(9.4)
Discontinued operations net of tax	(0.1)	(0.2)
Net losses from continuing operations	(1.4)	(9.2)

Adjusting items, net of tax:
Restructuring and other special items (1)	0.5	0.7
Gain on disposal of property, plant and equipment (2)	(0.1)	(0.1)
Accelerated depreciation	0.6	—
Foreign currency, net (3)	(2.8)	2.5

Adjusted net losses from continuing operations	(3.2)	(6.1)

Reported EPS	(0.02)	(0.09)
Reported EPS from continuing operations	(0.01)	(0.09)
Adjusted EPS from continuing operations	(0.03)	(0.06)
Weighted average number of shares (millions)	101.31	104.11

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond, St. Michaels, Maryland.
(3) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	Reported EBITDA	Restructuring and Other Special Items (1)	Gain on Disposal of Property, Plant and Equipment (2)	Adjusted EBITDA

Three months ended March 31, 2016

Owned hotels:
- Europe	(5.6)	—	—	(5.6)
- North America	9.5	0.6	—	10.1
- Rest of world	11.5	—	—	11.5
Total owned hotels	15.4	0.6	—	16.0
Part-owned / managed hotels	0.4	—	—	0.4
Total hotels	15.8	0.6	—	16.4

Owned trains & cruises	(2.9)	0.1	—	(2.8)
Part-owned / managed trains	3.7	—	—	3.7
Total trains & cruises	0.8	0.1	—	0.9

Central overheads	(6.6)	—	—	(6.6)
Share-based compensation	(1.6)	(0.1)	—	(1.7)
Central marketing costs	(1.1)	—	—	(1.1)
EBITDA before gain on disposal	7.3	0.6	—	7.9
Gain on disposal of property, plant and equipment	0.2	—	(0.2)	—
EBITDA	7.5	0.6	(0.2)	7.9

Three months ended March 31, 2015

Owned hotels:
- Europe	(7.4)	0.6	—	(6.8)
- North America	10.8	—	—	10.8
- Rest of world	11.4	—	—	11.4
Total owned hotels	14.8	0.6	—	15.4
Part-owned / managed hotels	(0.3)	—	—	(0.3)
Total hotels	14.5	0.6	—	15.1

Owned trains & cruises	(2.3)	—	—	(2.3)
Part-owned / managed trains	1.9	—	—	1.9
Total trains & cruises	(0.4)	—	—	(0.4)

Central overheads	(8.8)	1.6	—	(7.2)
Share-based compensation	(0.8)	(1.1)	—	(1.9)
Central marketing costs	(1.3)	—	—	(1.3)
EBITDA before gain on disposal	3.2	1.1	—	4.3
Gain on disposal of property, plant and equipment	0.2	—	(0.2)	—
EBITDA	3.4	1.1	(0.2)	4.3

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond.

BELMOND LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions	Twelve months ended March 31,	Three months ended March 31,		Year ended December 31,
	2016	2016	2015	2015

EBITDA	126.7	7.5	3.4	122.6

Adjusting items:
Restructuring and other special items (1)	6.9	0.6	1.1	7.4
Gain on disposal of property, plant and equipment (2)	(20.3)	(0.2)	(0.2)	(20.3)
Impairment of goodwill	9.8	—	—	9.8

Total adjusted EBITDA	123.1	7.9	4.3	119.5

EBITDA	126.7	7.5	3.4	122.6

Depreciation and amortization	(51.0)	(13.1)	(12.6)	(50.5)
Interest	(31.2)	(7.4)	(7.4)	(31.2)
Foreign currency, net	0.6	2.9	(2.7)	(5.0)
Earnings before tax	45.1	(10.1)	(19.3)	35.9
Tax	(19.9)	8.7	10.1	(18.5)
Net earnings / (losses) from continuing operations	25.2	(1.4)	(9.2)	17.4
Discontinued operations	(1.4)	(0.1)	(0.2)	(1.5)
Net earnings / (losses)	23.8	(1.5)	(9.4)	15.9

(1) Represents adjustments for restructuring, severance and redundancy costs, pre-opening costs and other items, net.
(2) Gain on sale of Hotel Ritz and on disposal of property, plant and equipment at Inn at Perry Cabin by Belmond.

BELMOND LTD.
NET DEBT TO TOTAL ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	March 31, 2016	December 31, 2015

Cash
Cash and cash equivalents	121.0	135.6
Restricted cash (including $0.7 million and $0.7 million classified within long-term other assets on the balance sheet for 2015 and 2014, respectively)	7.1	3.3

Total cash	128.1	138.9

Total debt
Current portion of long-term debt and capital leases	5.4	5.3
Long-term debt and obligations under capital leases	584.5	577.5

Total debt	589.9	582.8

Net debt	461.8	443.9

Total adjusted EBITDA	123.1	119.5

Net debt / total adjusted EBITDA	3.8	3.7

Conference Call
Belmond Ltd. will conduct a conference call on Thursday, May 5, 2016 at 10:00 a.m. EDT (3:00 p.m. BST). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 9439 (U.S. toll free), +44 (0)145 255 5566 (standard international access) or 0800 694 0257 (U.K. free phone). The conference ID number is 86138660. A re-play of the conference call will be available by telephone until 1:15 p.m. EDT on Wednesday, May 11, 2016 and can be accessed by calling +1 866 247 4222 (U.S. toll free), +44 (0)145 255 0000 (standard international access) or 0800 953 1533 (U.K. free phone). The conference ID number is 86138660. A replay will also be available on the Company’s website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established almost 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 46 hotel, rail and river cruise experiences in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and three river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Use of Non-GAAP Financial Measures and Definitions
Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

All references to constant currency represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding future revenue, earnings, RevPAR, EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset sales, benefits of a new brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine and its impact on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in South America, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

* * * * * *